Exhibit 5.1

August 26, 2024

Western Digital Corporation

5601 Great Oaks Parkway

San Jose, California 95119

Re: Western Digital Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Western Digital Corporation, a corporation organized under the laws of Delaware (the “Company”), and Western Digital Technologies, Inc., a corporation organized under the laws of Delaware (the “Guarantor”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering from time to time, together or separately in one or more series (if applicable), by the Company of (i) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”); (iii) senior or subordinated debt securities of the Company (which may be convertible into Common Stock) (the “Debt Securities”); (iv) warrants to purchase debt or equity securities of the Company (the “Warrants”); and (v) guarantees of debt securities of the Company by the Guarantor (the “Guarantees”). The Common Stock, Preferred Stock, Debt Securities, Warrants and Guarantees are referred to herein collectively as the “Securities.”

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Debt Securities and the Guarantees are to be issued under an indenture (the “Indenture”) to be entered into between the Company and U.S. Bank National Association, as trustee, as supplemented from time to time, or one or more other indentures that may be entered into between the Company and a trustee.

The Warrants are to be issued from time to time under one or more warrant agreements (each such warrant agreement, a “Warrant Agreement”) to be entered into between the Company and the warrant agent to be named therein.

Western Digital Corporation, p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the form of Indenture, filed as an exhibit to the Registration Statement, including the form of debt security;

(c)

copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively; and

(d)

copies of the Guarantor’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Guarantor, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.

The Common Stock, including Common Stock to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms, will be validly issued by the Company, fully paid and nonassessable.

2.	The Preferred Stock will be validly issued by the Company, fully paid and nonassessable.

3.	The Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

4.	The Warrants will be the valid, binding and enforceable obligations of the Company.

5.	The Guarantees will be the valid, binding and enforceable obligations of the Guarantor.

Western Digital Corporation, p. 3

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantor, (a) we have assumed that the Company or the Guarantor and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed in paragraphs 1 through 5 above, we have further assumed that (i) prior to the issuance of the Securities, the Company (and the Guarantor, if applicable) will authorize the offering and issuance of the Securities and any other Securities issuable on the conversion, exchange or exercise thereof, and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and, in the case of the Debt Securities and any Guarantees, to the terms of the applicable Indenture or, in the case of other Securities, to the terms of any agreement governing such Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company (or the Guarantor, if applicable) or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company (or the Guarantor, if applicable); (ii) prior to the issuance of the Securities, the Board of Directors of the Company will duly authorize, establish and approve the terms of the Preferred Stock as contemplated by the Company’s Amended and Restated Certificate of Incorporation, and the Company (and the Guarantor, if applicable) will duly authorize, execute and deliver any applicable Indenture, any applicable Guarantees, Warrant Agreement or other agreement necessary with respect to the Securities or contemplated by such Securities, any agreement governing those Securities or the Registration Statement, establish the forms of such Securities as necessary or contemplated by any such agreement or by law and will take any other appropriate additional corporate action, and any such Indenture will conform to the form of Indenture filed as an exhibit to the Registration Statement; (iii) any instruments or receipts evidencing the Securities and any agreement governing the Securities will be governed by New York law; (iv) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing such Securities and in the manner contemplated by the Registration Statement; (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Common Stock or Preferred Stock, shall not be less than the respective par value thereof; and (vi) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinions expressed in paragraphs 3 and 5 above, we have assumed that each series of Debt Securities (and any related Guarantees) will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities or agreement (notwithstanding any waiver thereof) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

Western Digital Corporation, p. 4

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Duane McLaughlin
Duane McLaughlin, a Partner